Exhibit 99.3

SU Group Holdings Limited 7th Floor, The Rays No. 71 Hung To Road, Kwun Tong Kowloon, Hong Kong

Date: 22 December 2025

Dear Sirs and Madams,

Legal opinion in respect of certain Hong Kong legal matters

1	SUBJECT MATTER

1.1	Background. We have acted as Hong Kong legal advisers to SU Group Holdings Limited (the “Company”), a company incorporated in the Cayman Islands, solely in connection with connection with its offering of up to 6,000,000 Units (“Units”) of the Company in the United States, each Unit consisting of (i) one pre-funded warrant of the Company to purchase one Class A ordinary share of the Company (the “Class A Ordinary Share”) and (ii) two warrants with one-year term to purchase one Class A Ordinary Share each on a best-efforts basis (the “Offering”), pursuant to the Company’s registration statement on Form F-1 (File No. 333-291851), including all amendments or supplements thereto (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended.

1.2	Documents examined. For the purpose of this opinion, we have also examined:

In respect of Shine Union Limited (“Shine Union”), a company incorporated in Hong Kong:

(a)	a copy of the Certificate of Incorporation;

(b)	a copy of the current articles of association;

(c)	a copy of the annual return;

(d)	copies of the following licences/qualifications/registrations (collectively, the “SU Licences”):

	Licence/qualification/ registration	Granting/registration/ Issuing authority	Date of grant/issue/ registration	Expiry date (where applicable)
1.	Security Company Licence (Type III)	Security and Guarding Services Industry Authority (“SGSIA”)	30 December 2020	29 December 2025
2.	Radioactive Substances Licence	Radiation Board	27 January 2025	25 February 2026

	Licence/qualification/ registration	Granting/registration/ Issuing authority	Date of grant/issue/ registration	Expiry date (where applicable)
3.	Radio Dealers Licence (unrestricted)	Communications Authority	1 February 2025	31 January 2026
4.	Irradiating Apparatus Licence	Radiation Board	31 October 2025	1 November 2026
5.	Certificate of Registration of Electrical Contractor	Electrical and Mechanical Services Department	11 July 2023	14 July 2026
6.	Registered Subcontractor	Construction Industry Council	31 March 2024	30 March 2027
7.	Endorsement of Removal Service Plan	Environmental Protection Department	13 August 2018	N/A
8.	Certificate of Registration as a Registered Supplier	Environmental Protection Department	16 August 2018	N/A
9.	Type Approval Certificate (Smart Park)	Octopus Cards Limited	11 February 2025	11 February 2028
11.	Type Approval Certificate (Access Control System)	Octopus Cards Limited	3 August 2023	3 August 2026
12.	Property Management Company Licence	Property Management Services Authority	7 November 2025	6 November 2028

(e)	copy of letter of confirmation from the Company dated 8 December 2025.

In respect of Fortune Jet Management & Training Co. Limited (“Fortune Jet”), a company incorporated in Hong Kong:

(f)	a copy of the Certificate of Incorporation;

(g)	a copy of the current articles of association;

(h)	a copy of the annual return;

(i)	copies of the following licences/qualifications/registrations (collectively, the “FJ Licences”):

	Licence/qualification/ registration	Granting/registration/ Issuing authority	Date of grant/issue/ registration	Expiry date (where applicable)
1.	Security Company Licence (Type I)	SGSIA	18 September 2025	17 September 2030
2.	Accreditation status of Certificate in Basic Security Services under QASRS (QF Level 1)	Hong Kong Council for Accreditation of Academic & Vocational Qualifications	23 November 2024	22 November 2027
3.	Property Management Company Licence	Property Management Services Authority	18 November 2025	17 November 2028

(j)	a copy of letter of confirmation from the Company dated 8 December 2025.

2	DEFINITIONS

2.1	Definitions. In this opinion:

“any other jurisdiction” means a jurisdiction other than Hong Kong;

“Documents Examined” means the documents set out in paragraph 1.2 above; and

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

2.2	Clause headings. In this opinion the clause headings are for ease of reference only and shall not affect the meaning.

2.3	Appendices. The attached Appendices form an integral part of this opinion.

3	SCOPE OF OPINION

3.1	Structure and basis of opinion. The opinions in paragraph 4 are given expressly:

(a)	on the basis of, and in reliance on, the Documents Examined and the searches (the “Searches”) referred to in Appendix 1 (Searches) and the assumptions set out in Appendix 2 (Assumptions); and

(b)	subject to the qualifications set out in Appendix 3 (Qualifications).

3.2	Hong Kong law only. This opinion is confined to matters of Hong Kong law in force on this date of this opinion as currently applied and interpreted by the courts of Hong Kong; and we assume no responsibility to update or supplement this opinion to reflect any developments or changes of law which may occur after the date of this opinion. We express no opinion about the law of any other jurisdiction.

3.3	Express scope. This opinion is strictly limited to the matters specified herein and no opinion is expressed, implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

4	OPINION

4.1	General. We are of the opinion, so far as Hong Kong law is concerned, as follows.

4.2	Governmental Regulations and Filing to the Companies Registry.

(a)	Each of Shine Union and Fortune Jet has complied with the requirement under the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) (the “Companies Ordinance”) to file its annual return pursuant to Section 662 of the Companies Ordinance for the year 2022.

(b)	Based on the letter of confirmation (being item 1.2(e) and 1.2(j) of the Documents Examined), in addition to the business registration certificates, Shine Union and Fortune Jet, respectively, have obtained the SU Licences and the FJ Licences for their operations in Hong Kong and such licences/qualifications/registrations remain valid and have not been revoked as of the date hereof.

4.3	Statements in the Registration Statement. The statements set forth in the Registration Statement under the cover page of the Registration Statement and the captions hereof, such as “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate Structure”, “Regulations”, “Taxation”, “Legal Matters” to the extent that they describe or summarise Hong Kong legal matters currently in effect as at the date of this opinion, are true and accurate in the material respects, and represent a fair and accurate summary in the material respects of the Hong Kong legal matters stated therein as at the date hereof.

5	BENEFIT OF THIS OPINION

5.1	Non-Client Addressees. We advised only the Company and have not taken instructions from any person other than the Company. For the avoidance of doubt, we may be requested by the Company to deliver this opinion to addressees or recipients, directly or indirectly via other parties including the Company, who are not our clients (the “Non-Client Addressees”), but the provision of this opinion to the Non-Client Addressees is not to be taken as implying that we owe any duty of care to any person other than the Company with respect to the contents of this opinion.

5.2	Reliance. This opinion may be used only in connection with the Offering and while the Registration Statement is effective. This opinion, if being furnished to the Non-Client Addressees at the request of the Company, is solely for their benefit in connection with the transactions described in the first paragraph above and except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person (other than the successors of the Non-Client Addressees by way of merger, consolidation or transfer of business or a similar transfer) or for any other purpose.

5.2	Consent. We hereby consent to the reference of our firm under the heading “Legal Matters” of the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the definition of the U.S. Securities Act of 1933, as amended, whose consent is required thereunder, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement.

5.3	Applicable law. Hong Kong law shall apply to our responsibilities with regard to this opinion and to all issues arising out of those responsibilities.

Yours faithfully,

Watson Farley & Williams LLP

APPENDIX 1

searches

We carried out the following searches:

(a)	a search against Shine Union and Fortune Jet at the Companies Registry of Hong Kong; and

(b)	a search against Shine Union and Fortune Jet in the company winding up register kept by the Official Receiver’s Office of Hong Kong.

APPENDIX 2

ASSUMPTIONS

1	Basis. We have made the assumptions set out below without investigation.

2	Genuineness and authenticity. The genuineness of all signatures and seals (where applicable) on, and the authenticity and (except in the case of a document which is expressly stated to be an extract) the completeness of, all documents or copy documents (including, without limitation, the Documents Examined) submitted to us.

3	Conformity. That, where a document has been examined by us in draft or specimen form, it has been or will be executed in the form of that draft or specimen. That all documents submitted to us as certified or photostatic copies confirm to its originals.

4	Due authorisation. That the persons who signed the Documents Examined were duly authorised by the relevant party and there has been no revocation of such authorisation; that each Document Examined has been properly signed or properly executed (including, where applicable, sealed with the correct seal) and delivered by or on behalf of each party in accordance with the laws of its jurisdiction of organisation or incorporation.

5	Remain in force. The Documents Examined remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocations or termination has occurred, with respect to any Documents Examined after they were submitted to us for the purposes of this opinion.

6	Accuracy of information. The accuracy and completeness of all factual representations, where via oral or written instructions, provided by the Company, Shine Union, Fortune Jet and/or their respective representatives. The instructions and information provided by the Company, Shine Union, Fortune Jet and/or their respective representatives are true, accurate and complete, to our best belief. All factual statements in the Documents Examined are true and accurate as of the date of this opinion save as expressly stated herein. That no person has engaged in, or is or will be engaging in, misleading or deceptive or unconscionable conduct or be seeking to conduct any relevant transaction or any associated activity in a manner which might render this opinion or any transaction or associated activity untrue or incorrect.

7	No change. There has been no change in the information contained in the latest records of Shine Union and Fortune Jet filed with the Companies Registry of Hong Kong made up to the issuance of this opinion.

8	Completeness. That all facts, documents and information relating to Shine Union and/or Fortune Jet or otherwise which may affect this opinion have been provided to us and that no physical inspection or interview have been conducted with the directors, shareholders or officers of Shine Union and Fortune Jet to determine the factual statements in any of the Documents Examined.

9	Compliances. That no other laws would affect this opinion but that, insofar as the laws of jurisdiction other than the laws of Hong Kong may be relevant, such laws have been complied with.

10	Searches. That the information disclosed in the Searches was accurate and that the Searches did not fail to disclose any material information which had been delivered for filing or registration but was not disclosed, or, as the case may be, did not appear on the public files or relevant registers at the time of the Searches.

APPENDIX 3

QUALIFICATIONS

1.	The laws of Hong Kong referred herein are the laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

2.	We may rely, as to matters of facts (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of a director(s) of the Company, Shine Union and/or Fortune Jet, relevant governmental and regulatory authorities, and public searches conducted in Hong Kong, and such matters of facts and the legal conclusions drawn therefrom are subject to any limitation, disclaimers or qualifications therein, and that they are further subject to and limited by the documents and information made available to us, including without limitation, the internal records of Shine Union and Fortune Jet.

3.	This opinion is confined to the Documents Examined and information furnished to us by the Company, Shine Union, and Fortune Jet in connection with this opinion, including the confirmation from the directors of the Company, and no legal due diligence is performed on the Company, Shine Union and Fortune Jet and we express no other opinions except those explicitly stated herein. We have not undertaken any independent investigation to determine the existence or accuracy of any fact, and no inference as to our knowledge of the existence or accuracy of any fact should be drawn.

4.	The Searches may not be complete and up-to-date because notice of those matters might not be filed with the Hong Kong Governmental Authority or the court immediately or at all and, when filed, might not have been entered on the record available for public inspection immediately. The Searches are conducted and made available to us by a service provider and we do not guarantee the accuracy and completeness of the Searches.

5.	The description of Hong Kong laws as referred to in paragraph 4.3 of the opinion only set out the relevant laws and regulations in a general sense and does not constitute a comprehensive legal opinion on such matter.